Exhibit 10.12

CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED FROM PUBLIC

FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S.

SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH APPEARS ON 1

PAGE OF THIS EXHIBIT AND HAS BEEN IDENTIFIED WITH THE SYMBOL “***,” HAS BEEN FILED

SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

September 27, 2007

GeoLectric Power Company NM, LLC

Mr. Jack Woods and Mr. Ed Fisch

21859 Angeli Place

Grass Valley, CA 95949

Re:	Binding Letter Agreement Between Raser Technologies, Inc. (“Raser”) and the Members of GeoLectric Power Company NM, LLC (“GeoLectric”) which owns 100% of the shares of Lightning Dock Geothermal, Inc.

Dear Jack and Ed,

This letter will confirm our understanding and agreement between Raser and GeoLectric regarding terms for the purchase of 100% of membership interests of GeoLectric.

Raser has based this offer on information gathered through initial due diligence efforts including discussions with GeoLectric. GeoLectric has no knowledge of any material fact or opinion that has not been discussed with Raser that would negatively impact the commercial viability of a geothermal project on the site.

1.	Summary of the Transaction

Subject to board approval and due diligence, Raser will purchase 100% of the membership interests of GeoLectric per the terms outlined below. Upon execution of this Binding Letter Agreement, Raser and GeoLectric will move expeditiously towards closing the transaction via a Definitive Purchase and Sale agreement. The Definitive Purchase and Sale Agreement will contain, among other things, standard representations and warranties, an escrow and/or return provisions so that title to the membership interests of GeoLectric does not pass until such time as Raser has fully performed under the Definitive Purchase and Sale Agreement, and that time will be of the essence.

2.	Summary of Terms

Term	Description
Upfront Payments

Initial Deposit: $500,000 cash upon the execution of this Letter Agreement on or before Friday, September 28, 2007, $50,000 of which shall be non-refundable and $450,000 of which shall be refundable only upon material misrepresentation by GeoLectric.

and

No later than October 31, 2007, and upon completion of due diligence, Raser shall pay GeoLectric an additional $1,500,000 cash. Due diligence shall include (i) verification of leases and title, (ii) verification of acceptable access and use agreement with the surface owner(s), (iii) verification of liabilities, (iv) providing of all geology reports.

Additional Payments

Additional payments of $2,700,000 in cash will be paid to GeoLectric as follows:

$750,000 upon the earlier of December 15, 2007 or a successful flow test of Well 55-7, demonstrating a flow rate of approximately 2,500 gallons per minute, or greater, with an average wellhead temperature of approximately 285° F, or greater. GeoLectric shall be responsible to obtain permission from the State of New Mexico and such other permissions as are necessary to permit the flow test.

$1,000,000 upon the earlier of December 31, 2007 or the execution of a Power Purchase Agreement or other mutually acceptable event.

$950,000 on the earlier of 12/31/2008 or the Commercial Operation Date of a facility on GeoLectric’s property. This amount shall be secured in some agreeable form.

3.	Binding Nature

This letter creates a binding and enforceable contract between the parties.

4.	Cooperation

GeoLectric will cooperate and coordinate with Raser to develop the project, and in addition shall not compete with Raser with regards to the acquisition or development of any additional lands within a ten mile radius of the Property.

5.	Confidentiality

The existence of this letter and its contents are intended to be confidential and are not to be discussed with or disclosed to any third party, except (i) with the express prior written consent of the other party hereto, (ii) as may be required or appropriate in response to any summons, subpoena, or discovery order or to comply with any applicable law, order, regulation or ruling, or (iii) as the parties, or their designees, reasonably deem appropriate in order to accomplish the purposes of this letter agreement, or (iv) Raser’s announcement as required by its public entity status.

6.	Oral Agreements

This letter sets out the parties’ understanding as of this date, and there are no other written or oral agreements or understandings among the parties.

7.	Geothermal Rights

GeoLectric represents that it has the geothermal rights at the property and has sufficient surface access to develop a geothermal power plant on such property.

8.	Option on other Projects

As part of this agreement, Raser will have an exclusive 45 day option period, commencing on the date of this Letter Agreement, to negotiate an agreement for the acquisition of the *** and *** projects. Notwithstanding the foregoing, Raser understands that GeoLectric has commenced discussions with *** and ***. Nothing herein contained shall prevent GeoLectric from consummating a deal with *** and/or *** for one or both of those properties.

9.	Approval, Due Diligence, Expiration

This proposal is subject to Raser’s Board Approval and, with the exception of the initial $500,000 payment, Due Diligence as would be customary for this type of transaction.

The terms of this proposal shall only be valid until 5:00 pm on September 28th, 2007.

10.	Acceptance

If the terms and conditions of this letter agreement are in accord with your understanding, and you are in agreement with the terms set forth hereby, please sign and return this letter to Raser.

Best Regards,

Raser Technologies, Inc.

By:	/s/ Brent M. Cook, CEO
Authorized Representative

Accepted and Agreed to this 27 day of September, 2007:

/s/ Jack Wood	/s/ Ed Fisch
Jack Wood	Ed Fisch
GeoLectric Power Company NM, LLC	GeoLectric Power Company NM, LLC
Authorized Representative	Authorized Representative

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